EXHIBIT 99

Investor Inquiries	Media Inquiries
Anne Ireland	Melissa Pagan
Director, Corporate Development	Sr. Manager, Corporate Communications
(847) 968-0200	(847) 371-5067

CDW Announces Cash Dividend and Share Repurchase Program

VERNON HILLS, Ill. - July 23, 2003 - CDW Corporation (Nasdaq: CDWC), a leading provider of technology products and services to business, government, and education, today announced that its Board of Directors declared an annual cash dividend to shareholders. The initial dividend of $0.30 per share will be paid on September 26, 2003 to shareholders of record on September 12, 2003. In future years, the company plans to announce a dividend following the annual shareholders meeting, typically held in May. In addition, the Board has authorized a new share repurchase program of up to 2.5 million shares of Company stock.

“Our Board’s decision to declare a cash dividend and implement a new share repurchase program reflects our confidence in CDW’s ongoing strong financial performance and consistent ability to generate significant cash flows. We are pleased to be able to both return profits to our shareholders and generate sufficient cash to actively invest for future growth,” said John A. Edwardson, chairman and chief executive officer.

The newly authorized 2.5 million share repurchase program is in addition to the remaining 139,200 shares available under CDW’s previously announced repurchase program, bringing the total shares available for repurchase to just over 2.6 million. These purchases may be made from time to time in both open market and private transactions, as conditions merit. The new repurchase program is expected to remain effective through July 2005, unless earlier terminated by the Board.

The Company intends to hold the repurchased shares in treasury for general corporate purposes, including issuances under various employee stock option plans.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company’s business and prospects are discussed in the Company’s filings with the Securities and Exchange Commission.

About CDW

CDW® (Nasdaq: CDWC), ranked No. 381 on the FORTUNE 500, is a leading provider of technology products and services for businesses, government agencies and educational institutions nationwide. CDW is a principal source of technology products and services including top name brands such as APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic. CDW distributes contracts to end users for customized and standardized on-site services supplied directly by providers such as HP Services and Unisys and for training programs provided by firms such as KnowledgeNet and Productivity Point International.

CDW was founded in 1984 as a home-based business and today employs over 3,000 coworkers whose efforts generated net sales of more than $4.2 billion in 2002. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com Web site or customized CDW@work™ extranets; custom configured solutions and same day shipping; and pre- and post-sales technical support, with more than 100 factory-trained and A+ certified technicians on staff. Additional information can be found by visiting CDW.com.